Exhibit 99.1

FOR IMMEDIATE RELEASE
JANUARY 31, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS

EARNINGS INCREASE

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported record earnings of $6.3 million for 2004, compared to $5.9 million for 2003. This year’s earnings represent a 6.0% increase over the prior year. For 2004, earnings per basic share was $2.28 and earnings per diluted share was $2.24. Return on assets (ROA) for the year was 1.17% and return on equity (ROE) was 14.64%.

     For the quarter ended December 31, 2004, the Bancorp reported earnings of $1.6 million compared to $1.5 million for the same period a year earlier. The current quarter’s earnings represent a 10.8% increase over the prior year. For the quarter ended December 31, 2004, earnings per basic share was $0.60 and earnings per diluted share was $0.58. Return on assets (ROA) for the quarter was 1.19% and return on equity (ROE) was 14.92%.

     David Bochnowski, Chairman and Chief Executive Officer, attributed the Bancorp’s performance to stable core earnings, increased noninterest income from banking activities and asset quality.

     “2004 was another solid year for Peoples Bank. The momentum of the lending activity in the December quarter bodes well for the growth of our community. We are optimistic that Northwest Indiana has turned the corner with an improved outlook for the manufacturing, development, and consumer sectors of the local economy,” Bochnowski said.

     During 2004 total assets grew $48.6 million, to $557.4 million, or 9.6%. Loan growth totaled $24.0 million, or 5.9%, with increases taking place in construction and development loans, commercial business loans, consumer loans, and loans to local governmental agencies. Investment portfolio growth totaled $16.4 million, or 24.6%. Core deposits and low cost borrowings were utilized to fund asset growth. Core deposits, which include checking, savings, and money market accounts, grew $25.7 million, or 11.1% and borrowings increased by $16.3 million, or 39.9%. Core deposits represented 57.0% of the Bancorp’s total deposits at year-end.

     For the quarter ended December 31, 2004, loan growth totaled $18.3 million, or 4.4%, with increases taking place in construction and development loans, commercial business loans, commercial real estate loans, residential loans, and loans to local governmental agencies. The investment portfolio decreased by $3.4 million, or 4.0%. During the current quarter, proceeds from investment maturities and sales, along with core deposits and low cost borrowings were utilized to fund loan growth. Core deposits increased by $9.1 million, or 3.7% and borrowings increased by $6.8 million, or 13.5%.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $19.8 million for 2004 compared to $18.8 million for 2003, an increase of 4.9%. For the quarter ended December 31, 2004, net interest income totaled $5.0 million compared to $4.8 million during the fourth quarter of 2003, an increase of 4.3%.

     “Peoples Bank continues to focus on our core business, lending to consumer and commercial customers throughout Northwest Indiana, while growing our checking and investment services. Again in 2004 our strategy resulted in an increase in core income despite the low interest rate environment that marked the year,” Bochnowski noted.

     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets was 0.19% at the end of 2004. Loan loss provisions taken during the current period reflects both the directional movement of non-performing loans and the composition of the loan portfolio. The Bancorp’s allowance for loan losses was 0.90% of total loans at December 31, 2004.

     Noninterest income from banking activities increased $344 thousand, or 11.6% during 2004. Increases of $605 thousand were reported from fees and service charges, increased income from trust operations, and gains taken on the sales of securities. Account growth was the primary factor for the increase in fees and service charges and trust operations income. Current year income has also been impacted by a decrease in gains from loan sales of $261 thousand because of the change in the current interest rate environment. Noninterest income for the quarter ended December 31, 2004, increased by $90 thousand, or 12.3% due to increases in fees and service charges and gains taken on the sales of securities.

     Noninterest expense totaled $13.2 million for 2004, compared to $12.0 million for 2003, an increase of $1.1 million, or 9.4%. The change was a result of increased compensation and benefits, due to annual salary increases and additional staffing for current banking operations. In addition, occupancy and equipment expense increased as a result of additional depreciation expense for facility and technology expenditures. Other noninterest expense increases were a result of account growth, expansion of banking activities and standard increases in operations. Noninterest expense for the quarter ended December 31, 2004, increased by $55 thousand, or 1.7% due to increased compensation and benefit expense.

     At the end of 2004, shareholders’ equity stood at $44.1 million or 7.9% of total assets. The book value of the Bancorp’s stock stood at $15.90 at year-end.

     “Operating expenses were up during 2004 due to a full year of utilization of our new corporate center, along with management’s decision to enhance customer service through additional staffing. Ten new jobs were created during the year and our investment in human resources paid off in the fourth quarter as Peoples Bank capitalized on the rebound of the local economy,” Bochnowski said.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition, and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.